Exhibit 99.2

FOR IMMEDIATE RELEASE

ZOLTEK ANNOUNCES AGREEMENT AND PLAN OF MERGER WITH TORAY INDUSTRIES, INC.

ST. LOUIS, MISSOURI — September 26, 2013 — Zoltek Companies, Inc. (Nasdaq: ZOLT) (the “Company”) today announced that it has entered into a merger agreement with Toray Industries, Inc. (“Toray”). Under the terms of the agreement, Toray will acquire all of the Company’s outstanding shares for $16.75 per share in cash, for a total equity value of approximately $584 million.

In connection with the execution of the merger agreement, Zsolt Rumy, the Company’s Chairman and Chief Executive Officer, entered into a voting agreement with Toray, in which Mr. Rumy agreed to vote his Company stock, representing approximately 18% of the Company’s outstanding shares, in favor of the merger.

Following the closing of the transaction, the Company will be a wholly-owned subsidiary of Toray and operate as a separate business unit. The transaction is not subject to any financing condition and the parties are targeting a late 2013 or early 2014 closing, subject to customary closing conditions, including the approval of the Company’s shareholders and certain regulatory approvals.

The Company’s Board of Directors unanimously approved the transaction.

Mr. Rumy commented, “This transaction represents a great result for our shareholders, customers and employees. Toray provides unique opportunities to drive the continued growth of our commercial carbon fibers business well into the future.”

J.P. Morgan Securities LLC is serving as financial advisor to the Company and provided a fairness opinion to the Board. Thompson Coburn LLP is serving as counsel to the Company in connection with the transaction.

Special Note Regarding Forward-Looking Statements.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, forward-looking statements should not be relied upon as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements.

The forward-looking statements contained in this press release are inherently subject to risks and uncertainties. The Company’s actual results could differ materially from those in the forward-looking statements. The factors that might cause such differences include, among others: (1) the occurrence of any event, change or other circumstances that could give rise to termination of the merger agreement; (2) the outcome of any legal proceedings that may be instituted against the Company and others following announcement of the merger agreement; (3) our ability to complete the proposed merger due to the failure of the Company or the acquiring parties to satisfy the conditions to the merger, including, but not limited to, obtaining the approval of the Company’s shareholders, antitrust approval and other closing conditions; (4) potential employee retention difficulties as a result of the proposed merger; (5) disruption of the Company’s operations as a result of the merger; (6) our ability to realize the benefits of the merger; and (7) other risk factors identified in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including our Current Report on Form 8-K dated September 26, 2013. The forward-looking statements included in this press release are made only as of the date hereof. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law.

Additional Information and Where to Find It.

This press release may be deemed to be solicitation material in respect of the proposed merger. The Company intends to file with the SEC a definitive proxy statement in connection with the proposed merger. A copy of the definitive proxy statement will be mailed to the Company’s shareholders seeking their approval of the proposed merger. Shareholders and investors are urged to carefully read the definitive proxy statement when it becomes available because it will contain important information about the merger. Shareholders and investors may obtain a free copy of the definitive proxy statement when it becomes available, and other documents filed by the Company with the SEC, at the SEC’s website at www.sec.gov. Free copies of the documents filed with the SEC by the Company will be available on the Company’s website at http://www.zoltek.com/com under the “Investor Relations” tab, or by directing a request to Jill A. Schmidt, Zoltek Companies, Inc., 3101 McKelvey Road, St. Louis, Missouri 63044, telephone number: (314) 291-5110. Investors may also read and copy any reports, statements and other information filed with the SEC at the SEC public reference room at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) 732-0330 or visit the SEC’s website for further information on its public reference room.

The Company and its directors, executive officers and certain members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies in connection with the proposed merger. Information concerning the interests of the persons who may be participants in the solicitation will be set forth in the definitive proxy statement (when available). Information concerning beneficial ownership of the Company’s common stock by its directors and certain executive officers is included in its proxy statement relating to its 2013 annual meeting of shareholders filed with the SEC on December 27, 2012, and subsequent statements of changes in beneficial ownership on file with the SEC.

Contact:

Zsolt Rumy, Chairman and CEO

3101 McKelvey Road

St. Louis, MO 63044

(314) 291-5110